CALCULATION OF FEES TABLE
FORM S-8
ARMOUR RESIDENTIAL REIT, INC.
(Exact name of registrant as specified in its charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value (1)	Rule 457(c) and Rule 457 (h)	50,000	$16.475	$823,750.00	0.00013810	$113.76	N/A	N/A	N/A	N/A
	Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts:					823,750.00		113.76
	Total Fees Previously Paid:							—
	Total Fee Offsets:							—
	Net Fee Due:							113.76

(1)Represents shares of common stock issuable to our non-executive directors in connection with certain director compensation payable in common stock, cash, or a combination of common stock and cash at the option of the director. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares to be offered or sold and shares that may become issuable by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low price per share of our common stock as reported on the New York Stock Exchange on November 20, 2025.